Exhibit 99.1

Bar Harbor Bankshares Announces Record 2011 Earnings – Up 10.3% Versus 2010

BAR HARBOR, Maine--(BUSINESS WIRE)--January 31, 2012--Bar Harbor Bankshares (the “Company”) (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced financial results for the three and twelve-month periods ended December 31, 2011. Net income available to common shareholders for the fourth quarter of 2011 amounted to $2.4 million, representing an increase of $362 thousand, or 17.8%, compared with the fourth quarter of 2010. The Company’s diluted earnings per share amounted to $0.61 for the quarter compared with $0.53 in the fourth quarter of 2010, representing an increase of $0.08, or 15.1%.

For the year ended December 31, 2011, the Company reported record net income available to common shareholders of $11.0 million, compared with $10.0 million for the year ended December 31, 2010, representing an increase of $1.0 million or 10.3%. The Company’s diluted earnings per share amounted to $2.85 for 2011 compared with $2.61 in 2010, representing an increase of $0.24, or 9.2%.

For the year ended December 31, 2011, the Company’s return on average shareholders’ equity amounted to 9.94%, compared with 10.07% in 2010. The Company’s return on average assets amounted to 0.96%, compared with 0.98% in 2010.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, “Despite a still troubled economy, high unemployment, depressed real estate markets and weak consumer confidence, 2011 marked another very successful year for Bar Harbor Bankshares. We are pleased to report record earnings, continued loan growth, an improved net interest margin and a strong capital position.”

Mr. Murphy continued, “Our 2011 earnings performance was enhanced by a $2.7 million or 8.5% increase in net interest income, which was driven by an improved net interest margin and continued earning asset growth. We continued to focus on the management of our operating expenses during 2011 and are pleased to report an efficiency ratio of 55.0%, representing a modest improvement over 2010. While most banks have been reporting little or no loan growth, we are pleased to report 2011 loan growth of $28.3 million or 4.0%. This growth was achieved despite slowing demand and an uncertain economic outlook. Our commercial, consumer and residential mortgage loan portfolios all posted increases compared with year-end 2010, demonstrating our ongoing financial commitment to the communities served by the Bank. Equally important, the overall credit quality of the Bank’s loan portfolio remained relatively stable throughout the year.”

In concluding, Mr. Murphy added, “While these financial results are most encouraging, we are now focused on the year ahead and the realities facing the banking industry, including the impact of the recently enacted regulatory reform legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act, which will add additional complexity and compliance costs to the operations of all community banks. While emergence from the national recession continues, we anticipate a prolonged economic recovery. We expect a continuation of sluggish loan demand in the year ahead along with some pressure on our net interest margin, given current monetary policy and continued quantitative easing by the Federal Reserve. We believe we are prepared for these challenges and will seek out opportunities to expand our business and deliver the promise of successful community banking to our customers, prospects and shareholders alike. We believe our growing balance sheet, strong regulatory capital ratios and tangible common equity position provide exceptional capacity for meaningful business development and other strategic initiatives.”

Balance Sheet

Assets: Total assets ended the year at $1.17 billion, up $49.7 million, or 4.4%, compared with December 31, 2010. The increase in total assets was led by loan growth and an increase in the Bank’s securities portfolio.

Loans: Total loans ended the year at $729.0 million, up $28.3 million, or 4.0%, compared with December 31, 2010. Consumer loans were up $18.5 million in 2011, which was principally attributed to the purchase of a Maine-based, seasoned portfolio of prime consumer loans in the first quarter of the year. The Bank’s residential mortgage loan portfolio grew $8.4 million or 3.6% in 2011, despite elevated levels of refinancing activity and a generally depressed real estate market. Reflecting diminished business loan demand in the communities served by the Bank, commercial loan growth slowed in 2011 to $7.0 million or 1.8%, following a $28.3 million or 7.7% increase in 2010. Commercial loan growth has been generally challenged by economic uncertainty, a weak economy and vigorous competition for quality loans. Bank management attributes the continued growth of its commercial loan portfolio to an effective business banking team, deep local market knowledge, sustained new business development efforts, and a resilient local economy that has been faring better than the nation as a whole.

Credit Quality: Total non-performing loans ended the year at $12.9 million, representing a decline of $770 thousand or 5.6% compared with year-end 2010. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $2.8 million of total non-performing loans, down from $5.2 million at December 31, 2010. During 2011, the Bank charged off $1.8 million of this loan. Total net loan charge-offs amounted to $2.7 million in 2011, or 0.37% of total average loans outstanding, compared with $1.6 million and 0.24% in 2010, respectively.

For the year ended December 31, 2011, the Bank recorded a provision for loan losses (the “provision”) of $2.4 million, representing an increase of $68 thousand or 2.9% compared with 2010. The provisions recorded in 2011 and 2010 were higher than historical experience, largely reflecting elevated levels of non-performing and potential problem loans, and elevated levels of net loan charge-offs. These factors were partially mitigated by stabilizing economic conditions and real estate values, and slowing loan portfolio growth.

The Bank maintains an allowance for loan losses (the “allowance”) which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At December 31, 2011, the allowance stood at $8.2 million, representing a decline of $279 thousand or 3.3% compared with December 31, 2010. The allowance expressed as a percentage of total loans stood at 1.13% at year end, down from 1.21% at December 31, 2010.

Securities: Total securities ended the year at $381.9 million, up $24.0 million, or 6.7%, compared with December 31, 2010. Securities purchased during 2011 principally consisted of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises.

Deposits: Total deposits ended the year at $722.9 million, up $14.6 million, or 2.1%, compared with December 31, 2010. The Bank’s low cost NOW accounts and demand deposits posted meaningful increases in 2011, up $16.5 million and $2.3 million, or 19.9% and 3.8%, respectively. Time certificates of deposit were up less than 1% in 2011 as the Bank lowered its level of time deposits obtained from the national markets. Savings and money market accounts declined $5.0 million or 2.4% in 2011, which management believes was largely attributed to historically low interest rates and competitive pricing considerations.

Capital: At December 31, 2011, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At December 31, 2011, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.32%, 14.29% and 16.06%, respectively.

At December 31, 2011, the Company’s tangible common equity ratio stood at 9.86%, up from 9.01% at December 31, 2010.

Shareholder Dividends: During 2011 the Company paid regular cash dividends on its common stock in the aggregate amount of $4.23 million, compared with $3.96 million in 2010. The Company’s 2011 dividend payout ratio amounted to 38.3%, compared with 39.4% in 2010. The total regular cash dividends paid in 2011 amounted to $1.095 per share of common stock, compared with $1.045 per share in 2010, representing an increase of $0.05 per share, or 4.8%.

As previously announced, the Company’s Board of Directors recently declared a first quarter 2012 regular cash dividend of $0.285 per share of common stock, representing an increase of $0.015 or 5.6% compared with the first quarter of 2011. Based on the year-end 2011 price of BHB’s common stock of $29.98 per share, the dividend yield amounted to 3.80%.

Results of Operations

Net Interest Income: For the year ended December 31, 2011, net interest income on a tax-equivalent basis amounted to $35.9 million, up $2.5 million, or 7.6%, compared with 2010. This increase was principally attributed to average earning asset growth of $61.9 million, or 5.9%, combined with a five basis point improvement in the Bank’s tax-equivalent net interest margin. The tax-equivalent net interest margin amounted to 3.23% in 2011, compared with 3.18% in 2010. The improvement in the 2011 net interest margin compared with 2010 was principally attributed to the Bank’s weighted average cost of funds, which declined 10 basis points more than the weighted average yield on its earning asset portfolios.

For the quarter ended December 31, 2011, net interest income on a tax-equivalent basis amounted to $9.1 million, up $22 thousand on a linked-quarter basis and representing an increase of $780 thousand, or 9.4%, compared with the fourth quarter of 2010. The Bank’s fourth quarter tax-equivalent net-interest margin amounted to 3.23%, a decline of one basis point on a linked-quarter basis, but representing an improvement of 17 basis points compared with the fourth quarter of 2010.

Non-interest Income: For the year ended December 31, 2011, total non-interest income amounted to $6.8 million, down $666 thousand, or 8.9%, compared with 2010.

Total securities gains, net of other-than-temporary impairment losses, amounted to $470 thousand in 2011, compared with $1.2 million in 2010, representing a decline of $759 thousand, or 61.8%. Net 2011 securities gains were comprised of realized gains on the sale of securities amounting to $2.7 million, offset in part by other-than-temporary impairment losses of $2.2 million on certain available-for-sale, private label residential mortgage-backed securities.

Trust and other financial services fees amounted to $3.1 million in 2011, up $77 thousand or 2.6% compared with 2010. Reflecting additional new business, at December 31, 2011 assets under management stood at $333.9 million, up $19.7 million or 6.3% compared with year-end 2010.

For the year ended December 31, 2011, credit and debit card service charges and fees amounted to $1.3 million, up $117 thousand or 10.1% compared with 2010. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

The foregoing increases in 2011 non-interest income were partially offset by a $75 thousand or 5.5%, decline in service charges on deposits. This decrease was principally attributed to a decline in deposit account overdraft fees, reflecting reduced overdraft activity and the impact of new regulations that limit the ability of a bank to offer overdraft protection to deposit customers without their consent and to derive fees from overdraft programs.

For the quarter ended December 31, 2011, total non-interest income amounted to $1.5 million, down $177 thousand or 10.5% compared with the fourth quarter of 2010. This decline was principally attributed to securities gains net of other-than-temporary impairment losses, which in the fourth quarter of 2011 amounted to a net loss of $117 thousand compared with a net gain of $5 thousand in the fourth quarter of 2010. Trust and financial service fees amounted to $800 thousand in the fourth quarter, down $48 thousand or 5.7% compared with the fourth quarter of 2010 and principally reflecting a decline in revenue from brokerage activities.

Non-interest Expense: For the year ended December 31, 2011, total non-interest expense amounted to $23.3 million, up $1.2 million, or 5.6%, compared with 2010. The increase in non-interest expense was largely attributed to salaries and employee benefits, which were up $621 thousand or 5.1% compared with 2010. The increase in salaries and employee benefits was principally attributed to increases in employee health insurance premiums, normal increases in base salaries, employee severance payments as well as changes in staffing levels and mix. The foregoing year-over-year increases were largely offset by $402 thousand of employee health insurance credits attained during 2010.

For the quarter ended December 31, 2011, total non-interest expense amounted to $6.3 million, up $369 thousand or 6.2% compared with the fourth quarter of 2010. Salaries and employee benefits were up $150 thousand or 4.5%, while other operating expenses were up $260 thousand or 17.4%. The increase in other operating expenses was attributed to a wide variety of expense increases, several of which were non-recurring in nature.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the year ended December 31, 2010, the Company’s efficiency ratio amounted to 55.0%, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares Selected Financial Information (dollars in thousands except per share data) (unaudited)

	Period End		4th Quarter Average
Balance Sheet Data	12/31/2011	12/31/2010	2011	2010

Total assets	$1,167,595	$1,117,933	$1,160,790	$1,115,494
Total securities	381,880	357,882	382,866	364,404
Total loans	729,003	700,670	715,705	694,615
Allowance for loan losses	8,221	8,500	8,272	8,559
Total deposits	722,890	708,328	754,014	715,515
Total Borrowings	320,283	300,014	284,160	287,605
Shareholders' equity	118,000	103,608	117,169	107,097

	Three Months Ended		Year Ended
Results Of Operations	12/31/2011	12/31/2010	12/31/2011	12/31/2010

Interest and dividend income	$12,593	$12,703	$50,907	$51,141
Interest expense	3,866	4,793	16,518	19,432
Net interest income	8,727	7,910	34,389	31,709
Provision for loan losses	545	827	2,395	2,327
Net interest income after
provision for loan losses	8,182	7,083	31,994	29,382

Non-interest income	1,511	1,688	6,792	7,458
Non-interest expense	6,300	5,931	23,281	22,046
Income before income taxes	3,393	2,840	15,505	14,794
Income taxes	1,002	811	4,462	4,132

Net income	$2,391	$2,029	$11,043	$10,662

Preferred stock dividends and accretion of discount	---	---	---	653
Net income available to common shareholders	$2,391	$2,029	$11,043	$10,009

Share and Per Common Share Data

Period-end shares outstanding	3,878,893	3,822,945	3,878,893	3,822,945
Basic average shares outstanding	3,882,565	3,815,458	3,860,474	3,782,881
Diluted average shares outstanding	3,890,379	3,855,842	3,878,614	3,828,702

Basic earnings per share	$0.62	$0.53	$2.86	$2.65
Diluted earnings per share	$0.61	$0.53	$2.85	$2.61

Cash dividends	$0.280	$0.265	$1.095	$1.045
Book value	$30.42	$27.10	$30.42	$27.10
Tangible book value	$29.61	$26.28	$29.61	$26.28

Selected Financial Ratios

Return on Average Assets	0.82%	0.72%	0.96%	0.98%
Return on Average Equity	8.10%	7.52%	9.94%	10.07%
Tax-equivalent Net Interest Margin	3.23%	3.06%	3.23%	3.18%
Efficiency Ratio (1)	58.6%	59.2%	55.0%	55.5%

	At or for the Year Ended December 31,

	2011	2010
Asset Quality

Net charge-offs to average loans	0.37%	0.24%
Allowance for loan losses to total loans	1.13%	1.21%
Allowance for loan losses to non-performing loans	64%	62%
Non-performing loans to total loans	1.77%	1.95%
Non-performing assets to total assets	1.45%	1.28%

Capital Ratios

Tier 1 leverage capital	9.32%	9.01%
Tier 1 risk-based capital	14.29%	13.57%
Total risk-based capital	16.06%	15.41%
Tangible equity to total assets	9.84%	8.99%
Tangible common equity (2)	9.86%	9.01%

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2) Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

CONTACT:
Bar Harbor Bankshares
Gerald Shencavitz, 207-288-3314
EVP and Chief Financial Officer